Exhibit 11.1

UNITIL CORPORATION

Computation in Support of Earnings per Share

	Year Ended December 31,
	2001	2000	1999
	(000's omitted)

BASIC EARNINGS PER SHARE

Net Income before Extraordinary Item	$5,027	$7,216	$8,438
Extraordinary Item, net	(3,937)	----	----

Net Income	1,090	7,216	8,438
Less: Dividend Requirements on Preferred Stock	257	263	268

Net Income Applicable to Common Stock	$833	$6,953	$8,170

Average Number of Common Shares Outstanding	4,744	4,723	4,682

Basic Earnings per Average Common Shares Outstanding	$0.18	$1.47	$1.74

DILUTED EARNINGS PER SHARE

Net Income before Extraordinary Item	$5,027	$7,216	$8,438
Extraordinary Item, net	(3,937)	----	----

Net Income	1,090	7,216	8,438
Less: Dividend Requirements on Preferred Stock	257	263	268

Net Income Applicable to Common Stock	$833	$6,953	$8,170

Average Number of Common Shares Outstanding plus
Assumed Options converted*	4,760	4,743	4,697

Basic Earnings per Average Common Shares Outstanding	$0.18	$1.47	$1.74

* Assumes all options were converted to common shares per SFAS 128.